CURO Announces Legal Department Leadership Transition

April 19, 2022
Wichita, Kansas--(Business Wire)-- CURO Group Holdings Corp. (NYSE: CURO) (“CURO”), a tech-enabled, omni-channel consumer finance company serving a full spectrum of non-prime and prime consumers in the U.S. and Canada, today announced Rebecca Fox will lead CURO’s legal function when Vin Thomas departs next month to pursue a new career opportunity.

Ms. Fox has been with CURO since July 2017 and currently serves as our General Counsel and Chief Privacy Officer. Prior to joining CURO, Ms. Fox served as Sr. Associate General Counsel at Lending Club from 2014 to 2017. Prior to Lending Club, Ms. Fox had extensive and broad experience in the alternative and specialty finance industries.

“We have nothing but confidence in Becca’s capabilities to seamlessly transition into this leadership role.” said Don Gayhardt, Chief Executive Officer of CURO. “With her extensive experience overseeing a wide array of consumer loan products and all privacy related matters including compliance implementation, data governance and oversight, we are pleased to expand her areas of responsibility.”

“On behalf of the entire organization, we want to thank Vin for his eight years of dedication and leadership”, continued Mr. Gayhardt. “Vin will be missed, and we wish him and his family nothing but the best.”

About CURO
CURO Group Holdings Corp. (NYSE: CURO) serves the evolving needs of the financial consumer. In 1997, the Company was founded by three childhood friends in Kansas to meet the growing consumer need for short-term loans. Today, CURO operates a robust, omni-channel platform providing comprehensive credit solutions to help customers achieve their financial goals. CURO’s decades of experience with alternative data power the underwriting and scoring engine, mitigating risk across the full spectrum of credit products. CURO operates under a number of brands including Speedy Cash®, Rapid Cash®, Cash Money®, LendDirect®, Flexiti®, Avío Credit®, Opt+®, Revolve Finance®, Heights Finance, Southern Finance, Covington Credit, Quick Credit and First Phase. Our diversified product channels allow us to meet the changing needs and preferences of our customers.

Investor Relations:
Roger Dean
Executive Vice President and Chief Financial Officer
Phone: 844-200-0342
Email: IR@curo.com
Or
Financial Profiles, Inc.
Curo@finprofiles.com

(CURO-NWS)